EXHIBIT 12

                           COMPANHIA VALE DO RIO DOCE
                            COMPUTATION OF RATIO OF
                           EARNINGS TO FIXED CHARGES
                                   MARCH 2002

CVRD
----
Earnings to fixed charges

                                                        1996      1997      1998     1999       2000  MAR/2001     2001   MAR/2002
                                                        ----      ----      ----     ----       ----  --------     ----   --------
Fixed charges
  Interest costs - capitalized                            11        30        23       12         12         2       11          5
  Interest costs - expensed                              230       238       243      233        315        84      335         62
  Amortization of debt expense (1)                         0         0         0        0          0         0        0          0
  Amortization of discount or premium (1)                  0         0         0        0          0         0        0          0
  One third of rental expense on operating
    leases (2)                                             0         0         0        0          0         0        0          0
  Guaranteed preferrred stock dividend (3)                40        36        40       33         31        28       37         37
  Guarantee of debt of equity investee to be or
    being paid by CVRD (4)                                 0         0         0        0          0         0        0          0
                                                  --------------------------------------------------------------------------------
                                                         281  304.1604  305.7709  278.4249  357.5805  113.7412 382.8812  103.88118
                                                  ================================================================================

Earnings
  Pre-tax income before minorities and income
    (loss) from equity investees (8)                     441       629       892      670        731       333    1,120        261
  Fixed Charges                                          281       304       306      278        358       114      383        104
  Amortization of capitalized interest                    18        18        18       18         18        18       17         18
  Distributed income of equity investees                 101       114       116       64        133        86      132         25
  Share of pre-tax losses in equity investees
    related to guarantees (9)                              0         0         0        0          0         0        0          0
                                                  --------------------------------------------------------------------------------
  Subtotal                                               841     1,065     1,332    1,030      1,240       551    1,652        408
  Less interest capitalized                              -11       -30       -23      -12        -12        -2      -11         -5
  Less preference security dividend requirements
    of subsidiaries (6)                                    0         0         0        0          0         0        0          0
  Less minority interest in pre-tax income of
    subsidiaries without fixed ch. (7)                     0         0         0        0          0         0        0          0
                                                  --------------------------------------------------------------------------------
                                                         830     1,035     1,309    1,018      1,228       549    1,641        403
                                                  ================================================================================

  Ratio of earnings to fixed charges                    2.95      3.40      4.28     3.66       3.43      4.82     4.28       3.88

Fixed charges represent the total of capitalized interest, financial expenses and the preferred stock guaranteed dividend equal to 6% of preferred capital. Preferred capital was calculated by applying a pro-rata to total capital based on the number of preferred and ordinary shares. Earnings represents the total of (i) Income before income taxes, equity results and minority interests,
(ii) fixed charges, (iii) amortization of capitalized interest (calculated assuming capitalized interest represents the average of the period 1996 to
2000), (iv) distributed income of equity investees less capitalized interest


(1)  These items are included in interest costs - expensed
(2)  The company has no significant operating leases
(3) Represent 6% of capital guarantee for CVRD preferred shareholders (see spreadsheet 6% PREF. DIVIDEND)
(4)  CVRD has not been required to honor and guarantee of equity investee debt
(5)  calculated as average capitalized interest
     (((11+30+23+12+12)/5)+(11)/6)+(5/4t))
(6) Preferred shares are common stock equivalents and are not recorded as expense and are thus no considered in this calculation
(7)  All subsidiaries have fixed charges
(8)  Before extraordinary items
(9)  See note 4 - no guarantees need to be honored